Exhibit 16.

Holtz Rubenstein & Co., LLP

June 26, 2001


Securities and Exchange Commission
Washington, D.C. 20549

Re:      National Home Health Care Corp.
         SEC File No. 0-12927

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K of National Home Health Care Corp. dated June 22, 2001. We agree with the statements made in Item 4 relative to our firm.

Very truly yours,

/s/  Holtz Rubenstein & Co., LLP

Holtz Rubenstein & Co., LLP